Exhibit 99.1

MEDIA CONTACT	Chris Nagel
TELEPHONE	(800) 288-8974
FOR IMMEDIATE RELEASE     February 17, 2009
FreightCar America, Inc. Reports Strong Fourth Quarter Results
Chicago, IL, February 17, 2009 — FreightCar America, Inc. (NASDAQ: RAIL) today reported a strong finish to 2008, in light of the current industry environment, with fourth quarter revenues of $271.9 million and net income of $8.3 million, or $0.70 per diluted share.
Sales for the quarter were up 14% from third quarter 2008 sales of $238.0 million and up significantly over fourth quarter 2007 sales of $137.1 million. Railcar deliveries totaled 3,624 units in the quarter, including 3,394 cars sold and 230 cars leased. That compares to 3,082 units delivered in the previous quarter and 1,605 units delivered in the fourth quarter of 2007.
Fourth quarter 2008 net income increased 12% over earnings of $7.4 million for the third quarter of 2008 and improved substantially over the company’s loss of $16.6 million in the fourth quarter of 2007, which was primarily due to $30.8 million of costs associated with the shutdown of its manufacturing facility in Johnstown, Pennsylvania.
Chris Ragot, President and Chief Executive Officer, stated, “Despite the difficult business environment, we are very pleased with our financial results. Our team was able to take advantage of year-end customer demand while delivering on important initiatives to strongly position us to weather this industry downturn. We have continued to reduce SG&A costs, reduce year-end inventory levels and preserve the strength of our balance sheet.”
Mr. Ragot further stated, “Looking forward for 2009, activity is sluggish and we anticipate a significant reduction in railcar deliveries for the year. We will continue to aggressively reduce expenses throughout the company in order to enhance profitability and conserve cash.”
Total backlog of unfilled orders was 2,620 units at the end of 2008, compared with 4,401 units at September 30, 2008 and 5,399 units at December 31, 2007.
FULL YEAR RESULTS
For the year ended December 31, 2008, sales were $746.4 million, down 9% from 2007 sales of $817.0 million. Net income for 2008 was $4.6 million, or $0.39 per diluted share, compared to $26.5 million, or $2.17 per diluted share, for 2007.
Earnings for both 2008 and 2007 were significantly impacted by costs associated with the shutdown of the Johnstown manufacturing facility, with charges of $20.0 million in 2008 and $30.8 million in 2007.
Railcar deliveries in 2008 were 10,349 (9,614 cars sold and 735 cars leased) compared to deliveries of 10,282 cars in 2007 (all cars sold).

Mr. Ragot stated, “2008 was both a challenging and important year for us. We successfully rationalized our production facilities, weathered volatile commodity prices, responded to aggressive competitive actions in the marketplace and reduced expenses while serving our customers and exceeding our financial goals.”
The Company will host a conference call on Tuesday, February 17, 2009 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s fourth quarter financial results. To participate in the conference call, please dial (800) 288-8974. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on Tuesday, February 17, 2009 until 11:59 p.m. (Eastern Standard Time) on March 4, 2009. To access the replay, please dial (800) 475-6701. The replay pass code is 985084. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in Danville, Illinois, Johnstown, Pennsylvania and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2008	2007
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$129,192	$197,042
Accounts receivable, net	73,120	13,068
Inventories	31,644	49,845
Leased assets held for sale	11,703	—
Other current assets	11,088	7,223
Deferred income taxes	16,636	13,520

Total current assets	273,383	280,698

Property, plant and equipment, net	32,441	26,921
Railcars on operating leases	34,971	—
Goodwill	21,521	21,521
Deferred income taxes	23,213	21,035
Other long-term assets	5,484	5,709

Total assets	$391,013	$355,884

Liabilities, Minority Interest and Stockholders’ Equity
Current liabilities
Accounts payable	$60,986	$39,525
Accrued payroll and employee benefits	9,530	13,320
Accrued postretirement benefits	5,364	5,188
Accrued warranty	11,476	10,551
Customer deposits	7,367	19,836
Other current liabilities	9,798	7,100

Total current liabilities	104,521	95,520

Accrued pension costs	26,763	10,685
Accrued postretirement benefits, less current portion	55,293	47,890
Other long-term liabilities	7,407	3,717

Total liabilities	193,984	157,812

Commitments and contingencies

Minority Interest	101	—

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	98,253	99,270
Treasury stock, at cost	(38,871)	(43,597)
Accumulated other comprehensive loss	(16,471)	(9,857)
Retained earnings	153,890	152,129

Total stockholders’ equity	196,928	198,072

Total liabilities, minority interest and stockholders’ equity	$391,013	$355,884

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands, except share and per share data)

Sales	$271,949	$137,102	$746,390	$817,025
Cost of sales	250,609	121,962	690,721	713,661

Gross profit	21,340	15,140	55,669	103,364

Selling, general and administrative expense (including non-cash stock-based compensation expense of $551, $724, $2,852 and $2,804, respectively)	8,641	12,379	31,717	38,914
Plant closure charges	(96)	30,836	20,037	30,836

Operating income (loss)	12,795	(28,075)	3,915	33,614

Interest income	853	1,781	3,827	8,349
Interest expense	157	68	396	420
Amortization of deferred financing costs	69	22	281	232

Operating income (loss) before income taxes	13,422	(26,384)	7,065	41,311
Income tax provision (benefit)	5,095	(9,766)	2,451	14,843

Net income (loss)	$8,327	$(16,618)	$4,614	$26,468

Net income (loss) per common share — basic	$0.70	$(1.42)	$0.39	$2.18

Net income (loss) per common share — diluted	$0.70	$(1.42)	$0.39	$2.17

Weighted average common shares outstanding — basic	11,823,835	11,730,568	11,788,400	12,115,712

Weighted average common shares outstanding — Diluted	11,826,598	11,730,568	11,833,132	12,188,901

Dividends declared per common share	$0.06	$0.06	$0.24	$0.24

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended
	December 31,
	2008	2007
	(In thousands)
Cash flows from operating activities
Net income	$4,614	$26,468
Adjustments to reconcile net income to net cash flows used in operating activities:
Plant closure charges	20,037	30,836
Depreciation and amortization	4,380	3,910
Other non-cash items	589	2,160
Deferred income taxes	(1,065)	(11,911)
Compensation expense under stock option and restricted share award agreements	2,852	2,804
Changes in operating assets and liabilities:
Accounts receivable	(60,052)	(1,699)
Inventories	18,193	54,875
Leased railcars held for sale	(11,703)	—
Other current assets	2,346	(312)
Accounts payable	21,050	(62,742)
Accrued payroll and employee benefits	(4,475)	(2,004)
Income taxes receivable/payable	(8,705)	(11,922)
Accrued warranty	925	(1,500)
Customer deposits and other current liabilities	(9,739)	11,448
Deferred revenue	1,800	—
Accrued pension costs and accrued postretirement benefits	(1,744)	987

Net cash flows (used in) provided by operating activities	(20,697)	41,398

Cash flows from investing activities
Purchases of property, plant and equipment	(9,105)	(6,062)
Cost of railcars on operating leases produced or acquired	(35,437)	—

Net cash flows used in investing activities	(44,542)	(6,062)

Cash flows from financing activities
Payments on long-term debt	(65)	(60)
Deferred financing costs paid	(838)	(211)
Stock repurchases	—	(50,000)
Issuance of common stock	1,045	2,089
Investment in minority interest by joint venture partner	101	—
Excess tax benefit from stock-based compensation	—	800
Cash dividends paid to stockholders	(2,854)	(2,938)

Net cash flows used in financing activities	(2,611)	(50,320)

Net decrease in cash and cash equivalents	(67,850)	(14,984)
Cash and cash equivalents at beginning of period	197,042	212,026

Cash and cash equivalents at end of period	$129,192	$197,042